SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Sigma Designs, Inc.

(Name of Registrant as Specified in its Charter)

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SIGMA DESIGNS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 18, 2004

TO THE SHAREHOLDERS:

        NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Shareholders (the "Annual Meeting") of Sigma Designs, Inc., a California corporation ("Sigma" or the "Company"), will be held on Friday, June 18, 2004 at 2:00 p.m., local time, at the principal executive offices of Sigma located at 1221 California Circle, Milpitas, California 95035, for the following purposes:

1.	To elect four (4) directors to serve for the ensuing year and until their successors are elected.
2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors of Sigma for the fiscal year ending January 31, 2005.
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Only shareholders of record at the close of business on April 19, 2004 are entitled to receive notice of, to attend and to vote at the meeting and any adjournment thereof.

        All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed. Should you receive more than one proxy because your shares are registered in different names or addresses, please sign and return each proxy to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

FOR THE BOARD OF DIRECTORS

Thinh Q. Tran
Chairman of the Board of Directors,
President and Chief Executive Officer

Milpitas, California
May 19, 2004

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

SIGMA DESIGNS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

        This Proxy Statement is being furnished to holders of common stock, no par value per share (the "Common Stock") of Sigma Designs, Inc., a California corporation ("Sigma" or the "Company") in connection with the solicitation of proxies by the Board of Directors for use at Sigma's Annual Meeting of Shareholders (the "Annual Meeting") to be held on Friday, June 18, 2004, at 2:00 p.m., local time, or at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the principal executive offices of Sigma at 1221 California Circle, Milpitas, California 95035. Sigma's telephone number at that location is (408) 262-9003.

        These proxy solicitation materials, which include this proxy statement, the Notice of Annual Meeting of Shareholders, and the enclosed proxy card, were mailed on or about May 19, 2004 to all shareholders entitled to vote at the Annual Meeting, together with the Company's 2004 Annual Report to Shareholders. You may request a copy of Sigma's Annual Report on Form 10-K for the fiscal year ended January 31, 2004 at no charge, by writing to Sigma at the following address: Investor Relations, Sigma Designs, Inc., 1221 California Circle, Milpitas, California 95035.

INFORMATION CONCERNING SOLICITATION AND VOTING

Purposes of the Annual Meeting

        The purposes of the Annual Meeting are (i) to elect four (4) directors to serve for the ensuing year and until their successors are duly elected and qualified; (ii) to ratify the appointment of Deloitte & Touche LLP as independent auditors of Sigma for the fiscal year ending January 31, 2005; and (iii) to transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date and Shares Outstanding

        Shareholders of record at the close of business on April 19, 2004 (the "Record Date") are entitled to notice of, and to vote at the Annual Meeting. At the Record Date, 20,712,461 shares of Sigma's Common Stock were outstanding. For information regarding security ownership by management and by beneficial owners of more than 5% of Sigma's Common Stock, see "Security Ownership of Certain Beneficial Owners and Management" below.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use at the Annual Meeting by (1) delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of Sigma or (2) by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself will not constitute a revocation of proxy. Any written notice of revocation or subsequent proxy should be delivered to Sigma Designs, Inc., 1221 California Circle, Milpitas, California 95035, Attention: Secretary, or hand-delivered to the Secretary of Sigma at or before the taking of the vote at the Annual Meeting.

Voting and Solicitation

        Each shareholder entitled to vote at the Annual Meeting is entitled to one vote for each share of Common Stock held as of the Record Date on all matters presented at the Annual Meeting. Every shareholder voting in the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than four (4) candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, each share has one vote.

        Shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed proxies will be voted: (i) FOR the election of each of Sigma's nominees as a director; and (ii) FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending January 31, 2005. No business other than the items set forth in the accompanying Notice of Annual Meeting of Shareholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of shareholders properly arise, the persons named in the enclosed form of proxy will vote such proxy as the Board of Directors may recommend.

        Expenses of solicitation will be borne by Sigma. Sigma may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of Sigma's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram or letter. Sigma may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Sigma's costs for such services, if retained, will not be material.

Quorum; Abstentions; Broker Non-Votes

        A majority of the shares of common stock outstanding on the Record Date and entitled to vote must be present, in person or represented by proxy, to constitute the required quorum for the transaction of business at the Annual Meeting. Shares that are voted "FOR," "AGAINST," or "WITHHELD" are treated as being present at the meeting for purposes of establishing a quorum. Shares that are voted "FOR" or "AGAINST" a matter will also be treated as shares entitled to vote (the "Votes Cast") with respect to such matter.

        A plurality of Votes Cast is required for the election of directors. A plurality of Votes Cast means that only affirmative votes will affect the outcome of the election. The affirmative vote of a majority of Votes Cast is required to ratify the appointment of auditors.

        While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions or broker non-votes, Sigma believes that both abstentions and broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Sigma further believes that neither abstentions nor broker non-votes should be counted as shares "represented and voting" with respect to a particular matter for purposes of determining the total number of Votes Cast with respect to such matter. In the absence of controlling precedent to the contrary, Sigma intends to treat abstentions and broker non-votes in this manner. Accordingly, abstentions and broker non-votes will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

        A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Deadline for Receipt of Shareholder Proposals for 2005 Annual Meeting

        Proposals of shareholders intended to be included in Sigma's Proxy Statement for the next Annual Meeting (i) must be received by the Secretary of Sigma at 1221 California Circle, Milpitas, California 95035, Attention: Secretary, no later than January 19, 2005 and (ii) must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in Sigma's Proxy Statement for that meeting. If a shareholder intends to submit a proposal at Sigma's 2005 Annual Meeting which is not submitted in time to be eligible for inclusion in the proxy statement relating to that meeting, the shareholder must give notice to Sigma not less than 90 days nor more than 120 days prior to the meeting in accordance with the requirements set forth in Sigma's bylaws. If such a shareholder fails to comply with the foregoing notice provisions, the proposal may not be brought before the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

        Four nominees have been selected for re-election to Sigma's Board of Directors at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the four nominees named below, all of whom are presently directors of Sigma. In the event that any nominee of Sigma is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his or her successor has been elected and qualified. It is not expected that any nominee will be unable or will decline to serve as a director.

        The name of and certain information regarding each nominee are set forth below.

Name of Nominee	Age	Principal	Director Since
Thinh Q. Tran................................................	50	Chairman of the Board, President and Chief Executive Officer	1982
William J. Almon(1)(2)(3).............................	71	Chairman of the Board, President and Chief Executive Officer of Grandis Inc.	1994
Julien Nguyen(1)(3)......................................	47	Managing Partner of Applied Materials Ventures	2000
Lung C. Tsai(1)(2)(3)....................................	56	Chairman of the Board, and Chief Executive Officer of MechanicNet Group, Inc.	2003

___________

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

        Each of the nominees has been engaged in his principal occupation described above during the past five years. There are no family relationships among the directors or executive officers of Sigma.

        Mr. Tran, a founder of Sigma, has served as President, Chief Executive Officer and Chairman of the Board since February 1982. Prior to joining Sigma, Mr. Tran held various engineering positions at Amdahl Corporation and was a staff engineer of Trilogy Systems Corporation, both of which were involved in the IBM-compatible mainframe computer market.

        Mr. Almon has served as a Director of Sigma since April 1994. Mr. Almon is currently the President, Chief Executive Officer and Chairman of the Board of Grandis Inc. Prior to that Mr. Almon was Managing Director of Netfish Technology from 1999 to May 2001 when it was acquired by Iona Technologies PLC. He was Chairman of the Board of Internet Image, an internet software company that was merged with Intraware Inc. in October 1999. In May 1994, Mr. Almon founded and served as Chairman of the Board and Chief Executive Officer of StorMedia, Inc., a manufacturer of thin film disks. From December 1989 until February 1993, Mr. Almon served as President and Chief Operating Officer of Conner Peripherals, Inc., a manufacturer of computer disk drives and storage management devices. Prior to 1987, Mr. Almon spent 30 years with IBM Corporation, holding executive positions in both software and hardware management, most recently as Vice President, Low End Storage Products.

        Mr. Nguyen became a Director of Sigma in May 2000. Mr. Nguyen is Managing Partner of Applied Materials Ventures, a corporate venture fund. Mr. Nguyen co-founded and was the Chairman of ezlogin, a developer of personalization infrastructure tools for internet sites and wireless carriers. Prior to ezlogin, Mr. Nguyen founded Novita Communications, and served as its Chief Executive Officer. Novita developed Java-based communications software and services. In 1998, Novita was acquired by PlanetWeb. From February 1995 to October 1996, Mr. Nguyen served as Co-Chairman and Chief Technical Officer of Sigma. From August 1993 until January 1995, he served as Vice President, Engineering and Chief Technical Officer of Sigma. From May 1992 until October 1993, Mr. Nguyen was President and Chief Executive of E-Motions, which was acquired by Sigma in 1993. Prior to founding E-Motions, Mr. Nguyen worked at Radius Inc. as Director of Product Development and was in charge of all product development for five years. Mr. Nguyen serves on the boards of Grandis, M-Stream, and is an observer on the boards of Infinera and Glimmerglass Networks.

        Mr. Tsai became a Director of Sigma in June 2003. Mr. Tsai is one of the co-founders of MechanicNet Group, Inc., a software company serving the automotive aftermarket industry, and has served as its Chairman and Chief Executive Officer since 1999. Prior to MechanicNet Group, Inc., Mr. Tsai co-founded Internet Image, a leading company in Java solutions for online software deployment in 1993 and served as its Chief Executive Officer until its acquisition by Intraware, Inc. in 1999. Previously, Mr. Tsai co-founded and served as vice president of Operations and Vice President of Sales & Marketing for Destiny Technology Corp., a laser printer controller firmware development company from 1987 to 1993. Prior to Destiny Technology Corp, Mr. Tsai served as Vice President of System Development for Mellon Bank and Bank of America. In addition to his role with MechanicNet Group, Inc., Mr. Tsai serves on the board of Orbon Corporation, a pharmaceutical research and development start-up company. Mr. Tsai holds a Master's degree in Management and Information Science from the University of Texas and a Master of Science degree from Texas Tech University.

Vote Required and Recommendation of the Board of Directors

        The four nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no further legal effect in the election of directors under California law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

Board and Committees Meetings

        The Board of Directors of Sigma held a total of four (4) meetings during the fiscal year ended January 31, 2004. No incumbent director attended less than 75% of the aggregate of all meetings of the Board of Directors and any committees of the Board on which he served, if any, during the past fiscal year. The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

        The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Messrs. Almon, Nguyen, and Tsai, each of whom is "independent" as such term is defined for audit committee members by the listing standards of The Nasdaq Stock Market. The Board of Directors has determined that Mr. Almon is an "audit committee financial expert" as defined in rules of the Securities and Exchange Commission (the "SEC").

        The Audit Committee approves the selection, compensation, evaluation and replacement of, and oversees the work of, Sigma's independent auditors; pre-approves all fees and terms of audit and non-audit engagement of such auditors, including the audit engagement letter; and reviews and evaluates Sigma's accounting policies and its systems of internal accounting controls.

        The Audit Committee met once each quarter during last fiscal year for a total of four (4) meetings. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, which is included as Appendix A to this proxy statement.

Compensation Committee

        The Compensation Committee of the Board of Directors currently consists of Messrs. Almon and Tsai, each of whom qualifies as an independent director under the listing standards of the Nasdaq Stock Market.

        The Compensation Committee reviews and makes recommendations to the Board of Directors concerning Sigma's executive compensation policy, including establishing salaries, incentives and other forms of compensation for the Company's executive officers.

        The Compensation Committee met once during the last fiscal year.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee of the Board of Directors currently consists of Messrs. Almon, Nguyen and Tsai, each of whom qualifies as an independent director under the listing standards of the Nasdaq Stock Market.

        The Nominating and Corporate Governance Committee is responsible for the development of general criteria regarding the qualifications and selection of board members and recommending candidates for election to the Board. The Nominating and Corporate Governance Committee will consider recommendations of candidates for the Board of Directors submitted by shareholders of the Company; for more information, see "Corporate Governance Matters" below.

        The Nominating and Corporate Governance Committee was established in March 2004, and consequently held no meetings during the last fiscal year. The Nominating and Corporate Governance Committee acts pursuant to a written charter adopted by the Board of Directors, which is available on the Company's website at http://www.sigmadesigns.com-"Investors"-Corporate Governance.

Compensation of Directors

        Each member of the Board of Directors receives an annual retainer fee of $5,000. Pursuant to Sigma's 2003 Director Stock Option Plan, in 2003 Messrs. Almon and Nguyen were automatically granted options to purchase 5,000 shares each at an exercise price of $8.46 per share, and Mr. Tsai was automatically granted options to purchase 20,000 shares at an exercise price of $9.57 per share.

Corporate Governance Matters

Code of Business Conduct and Ethics

        The Company has adopted a Code of Business Conduct and Ethics which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Ethics for Principal Executive and Senior Financial Officers is available on the Company's website at http://www.sigmadesigns.com-"Investors"-"Corporate Governance". The Company will post on this section of our website any amendment or waiver to the Code of Business Conduct and Ethics that is required to be disclosed by the rules of the SEC or the Nasdaq National Market.

Independence of the Board of Directors

        The Board of Directors has determined that, with the exception of Thinh Q. Tran, who is an executive officer of the Company, all of its members are "independent directors" as that term is defined in the listing standards of The Nasdaq Stock Market.

Contacting the Board of Directors

  Shareholders may communicate with the non-employee members of the Board of Directors by writing to: Board of Directors, Sigma Designs, Inc., 1221 California Circle, Milpitas, California 95035.

  The Company's chief financial officer initially receives such shareholder communications. The chief financial officer logs the date of receipt of the communication as well as the identity of the correspondent (for non-confidential communications) in the Company's shareholder communications log.

  The chief financial officer will review and summarize the communication for the Board of Directors in a timely manner. The summary will be in the form of a memo, which will become part of the Company's shareholder communications log. All members of the Board of Directors have access to the shareholder communications log.

  The chief financial officer will then forward the original shareholder communication along with the memo to each director (or the lead committee member, if the communication is addressed to a committee) for review.

  Upon receipt of the communication from the chief financial officer, the Chairman of the Audit Committee will, on behalf of the Board of Directors, facilitate review of and, if appropriate, direct a response to the communication.

  Communications relating to accounting, internal controls or auditing matters will be handled in accordance with the Company's "Complaint Procedures for Accounting and Auditing Matters."

  The Company will include the shareholder communications policy on its website under an appropriate heading.

  The Company will retain all shareholder communications, the shareholder communications log and all related documentation as required under applicable law.

Attendance at Annual Shareholder Meetings by the Board of Directors

        The Company has a policy of encouraging, but not requiring, directors to attend the Company's annual meeting of shareholders. Mr. Tran attended the Company's 2003 annual meeting of shareholders; the other directors did not attend.

Nominating Process for Recommending Candidates for Election to the Board of Directors

        The Nominating and Corporate Governance Committee is responsible for, among other things, determining the criteria for membership to the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to the Board of Directors from shareholders. Shareholder recommendations for candidates to the Board of Directors must be directed in writing to Sigma Designs, Inc., 1221 California Circle, Milpitas, California 95035, Attention: Secretary and must include the candidate's name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person's ownership of Company stock.

        The Nominating and Corporate Governance Committee's criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection, as director nominees, are as follows:

  The Nominating and Corporate Governance Committee regularly reviews the current composition and size of the Board.

  The Nominating and Corporate Governance Committee oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors eligible for re-election at the annual meeting of shareholders.

  In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, and (3) such other factors as the Nominating and Corporate Governance Committee may consider appropriate.

  While the Nominating and Corporate Governance Committee has not established specific minimum qualifications for Director candidates, the Nominating and Corporate Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the digital media processing industry and the Company's business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

  With regard to candidates who are properly recommended by shareholders or by other means, the Nominating and Corporate Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Corporate Governance Committee's discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Nominating and Corporate Governance Committee deems necessary or proper.

  In evaluating and identifying candidates, the Nominating and Corporate Governance Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

  The Nominating and Corporate Governance Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of shareholders at which directors are elected.

  After completing its review and evaluation of director candidates, the Nominating and Corporate Governance Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has appointed Deloitte & Touche LLP, independent auditors, to audit the consolidated financial statements of Sigma for the fiscal year ending January 31, 2005 and recommends that shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

        Deloitte & Touche LLP has audited Sigma's financial statements for each fiscal year since Sigma's inception. Its representatives are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Accountant fees

        The following table presents aggregate fees billed for professional audit services and other services rendered to the Company by Deloitte & Touche LLP for the last two fiscal years.

($ thousands)	2004	2003
Audit Fees (1)...........................................................................................	$284	$237
Audit-Related Fees (2)............................................................................	19	15
Tax Fees (3)...............................................................................................	72	64
All Other Fees (4).....................................................................................	4	0
Total...........................................................................................................	$379	$316

(1)	Audit Fees consisted of fees billed for professional services rendered for the audit of the Company's annual financial statements included in the Company's Annual Reports on Form 10-K and for the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q and services rendered in connection with the filing of registration statements with the U.S. Securities Exchange Commission.
(2)	Audit-Related Fees consisted of fees billed for assurance and related services that are traditionally performed by the Company's independent auditor, including review and consultation regarding the Company's internal controls.
(3)	Tax Fees consisted of fees billed for tax compliance, consultation and planning services.
(4)	All Other Fees consisted, in 2004, of fees billed for services related to employee benefits.

        The Company's Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Company's independent auditor. In connection with these responsibilities, the Company's Audit Committee adopted a policy for pre-approving the services and associated fees of the Company's independent auditor. Under this policy, the Audit Committee must pre-approve all audit and audit related services. The policy also mandates that no engagements of the Company's independent auditor for non-audit services may be entered into without the express approval of the Audit Committee.

Required Vote

        Shareholder approval is not required for the appointment of Deloitte & Touche LLP since the Board of Directors has the responsibility of selecting auditors. However, the Board of Directors has conditioned its appointment of Sigma's independent auditors upon the receipt of the affirmative vote of a majority of the votes duly cast at the Annual Meeting. In the event that the shareholders do not approve the selection of Deloitte & Touche LLP, the Board of Directors will reconsider its appointment. Even if the selection is ratified, the Board of Directors, at its discretion and at the direction of the Audit Committee, may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of Sigma and its shareholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS SIGMA'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 31, 2005

OTHER INFORMATION

Executive Officers

        The information required by this item regarding executive officers is incorporated by reference from the information set forth in the section titled "Executive Officers of Sigma" contained in Part I of Sigma's Annual Report on Form 10-K for the fiscal year ended January 31, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities and Exchange Act of 1934 requires Sigma's officers and directors, and persons who own more than ten percent (10%) of a registered class of Sigma's equity securities, to file certain reports regarding ownership of, and transactions in, Sigma's securities with the Securities and Exchange Commission and with the National Association of Securities Dealers. Such officers, directors, and 10% shareholders are also required to furnish Sigma with copies of all Section 16(a) forms that they file.

        Based solely on its review of copies of Forms 3 and 4 and amendments thereto furnished to Sigma pursuant to Rule 16a-3(e) and Forms 5 and amendments thereto furnished to Sigma with respect to the fiscal year ended January 31, 2004, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, Sigma believes that, during the fiscal year ended January 31, 2004, all Section 16(a) filing requirements applicable to Sigma's officers, directors and 10% shareholders were complied with, except that Thinh Q. Tran, Silvio Perich, Jacques Martinella, Kit Tsui, and Ken Lowe each filed a late Form 4 reporting one transaction.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of Sigma's Common Stock as of the Record Date by (i) each person who is known by Sigma to own beneficially more than 5% of Sigma's Common Stock, (ii) each of Sigma's directors, (iii) Sigma's Chief Executive Officer and each of the four other most highly compensated individuals who served as executive officers of Sigma at fiscal year end (the "Named Officers") and (iv) all individuals who served as directors or executive officers at fiscal year end as a group:

	Shares Beneficially Owned (1)(2)
Name	Number	Percent (3)
Thinh Q. Tran (4)..................................................................................................	1,451,169	6.7%
Silvio Perich (5).....................................................................................................	377,750	1.8
Jacques Martinella (6)..........................................................................................	158,799	*
Kit Tsui (7).............................................................................................................	217,649	1.0
Kenneth Lowe (8).................................................................................................	88,582	*
William J. Almon (9).............................................................................................	106,250	*
Julien Nguyen (10)...............................................................................................	26,507	*
Lung C. Tsai..........................................................................................................	--	*
All Directors and Executive Officers as a group (8 persons)(11)..................	2,426,706	10.8%

* Less than 1%.

(1)	The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within sixty (60) days of April 19, 2004 through the exercise of any stock options or other rights.
(2)	The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. Unless otherwise noted, the address for all persons shall be the principal executive office of Sigma.
(3)	Based upon 20,712,461 shares of common stock outstanding as of April 19, 2004.
(4)	Includes 942,876 shares issuable upon exercise of outstanding options which were exercisable at April 19, 2004 or within sixty (60) days thereafter.
(5)	Includes 321,750 shares issuable upon the exercise of outstanding options which were exercisable at April 19, 2004 or within sixty (60) days thereafter.
(6)	Includes 158,799 shares issuable upon the exercise of outstanding options which were exercisable at April 19, 2004 or within sixty (60) days thereafter.
(7)	Includes 158,083 shares issuable upon the exercise of outstanding options which were exercisable at April 19, 2004 or within sixty (60) days thereafter.
(8)	Includes 88,582 shares issuable upon the exercise of outstanding options which were exercisable at April 19, 2004 or within sixty (60) days thereafter.
(9)	Includes 31,250 shares issuable upon the exercise of outstanding options which were exercisable at April 19, 2004 or within sixty (60) days thereafter.
(10)	Includes 20,000 shares issuable upon the exercise of outstanding options which were exercisable at April 19, 2004 or within sixty (60) days thereafter.
(11)	Includes 1,721,340 shares issuable upon the exercise of outstanding options held by eight (8) officers and directors which were exercisable at April 19, 2004 or within sixty (60) days thereafter.

Executive Compensation

        The following table shows, as to each of the Named Officers, information concerning compensation paid for services to Sigma in all capacities for the last three fiscal years:

Annual Compensation	Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Securities Underlying Options (#)
Thinh Q. Tran............................................... Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	$294,308 256,000 256,000	-- -- --	120,000 120,000 100,000
Kit Tsui......................................................... Chief Financial Officer	2004 2003 2002	$150,231 140,002 142,694	-- -- --	25,000 30,000 30,000
Silvio Perich.................................................. Senior Vice President, Worldwide Sales	2004 2003 2002	$165,000 165,000 165,000	$89,665(1) 45,741(1) 33,260(1)	25,000 30,000 30,000
Jacques Martinella....................................... Vice President, Engineering	2004 2003 2002	$188,157 179,000 179,000	-- -- --	25,000 30,000 30,000
Kenneth Lowe.............................................. Vice President, Business Development	2004 2003 2002	$150,231 140,000 140,000	$1,000(2) -- --	25,000 20,000 20,000

(1)	For Mr. Perich, represents total amount of commission paid for such fiscal year.
(2)	Represents a referral bonus paid to Mr. Lowe for such fiscal year.

Option Grants in Last Fiscal Year

The following table shows, as to each of the Named Officers, option grants during fiscal year 2004, and the potential realizable value of options, assuming 5% and 10% annual appreciation, at the end of their term:

Name	Number of Securities Underlying Options Granted	% of Total Options Granted To Employees in Fiscal Year(1)	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of 5%(2) 10%(2)
Thinh Q. Tran..........................	120,000 (3)	20.39%	$3.40	2/20/2013	$650,247	$650,247
Kit Tsui....................................	25,000 (3)	4.25%	3.40	2/20/2013	53,456	135,468
Silvio Perich............................	25,000 (3)	4.25%	3.40	2/20/2013	53,456	135,468
Jacques Martinella.................	25,000 (3)	4.25%	3.40	2/20/2013	53,456	135,468
Kenneth Lowe.........................	25,000 (3)	4.25%	3.40	2/20/2013	53,456	135,468

(1)	Sigma granted options representing 588,500 shares to employees in the fiscal year ended January 31, 2004 under Sigma's 1994 and 2001 Option Plan.
(2)	The 5% and 10% assumed annual rates of appreciation are specified by the rules of the Securities and Exchange Commission and do not represent Sigma's estimate or projection of future Common Stock price.
(3)	These options were granted under Sigma's 1994 and 2001 Option Plans and have exercise prices equal to the fair market value on the date of grant. The options become exercisable cumulatively over a period of five (5) years at the rate of twenty percent (20%) of the shares one (1) year after the vesting commencement date specified in the grants and one-sixtieth (1/60) of the shares each month thereafter for the next four (4) years. The options expire ten (10) years from the date of grant. The 1994 and 2001 Option Plans are currently administered by the Board of Directors, except for grants to executive officers, which are administered by the Compensation Committee. The Board of Directors and the Compensation Committee have broad discretion and authority to amend outstanding options and to reprice options, whether through an exchange of options or an amendment thereto. Grants under the 1994 and 2001 Option Plans are made at the discretion of the Board of Directors; accordingly, future grants under the 1994 and 2001 Option Plans are not yet determinable.

Aggregate Option Exercises in Last Fiscal Year

        The following table shows, as to each of the Named Officers, information concerning options exercised during the last fiscal year and the value of options held at fiscal year end:

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End Exercisable Unexercisable		Value of Unexercised In-the-money Options at Fiscal Year End (1) Exercisable Unexercisable
Thinh Q. Tran................	129,999	$774,091	935,726	294,275	$5,100,317	$1,625,990
Jacques Martinella.......	30,666	297,013	161,215	74,501	812,864	402,523

(1)	Calculated by determining the difference between the closing price of the common stock underlying the options at January 30, 2004 ($7.91) as reported on the Nasdaq National Market and the exercise price of the options.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors establishes the general compensation policies of Sigma as well as the compensation plans and specific compensation levels for executive officers. It also administers Sigma's employee stock benefit plans for executive officers, and both employees and non-employees. The Compensation Committee is currently composed of independent, non-employee directors who have no interlocking relationships as defined by the Securities and Exchange Commission.

        The Compensation Committee believes that the compensation of the executive officers, including that of the Chief Executive Officer (collectively, the "Executive Officers") should be influenced by Sigma's performance. The Committee establishes the salaries of all of the Executive Officers by considering (i) Sigma' s financial performance for the past year, (ii) the achievement of certain objectives related to the particular Executive Officer's area of responsibility, (iii) the salaries of executive officers in similar positions of comparably-sized companies and (iv) the relationship between revenue and executive officer compensation. The Committee believes that Sigma's executive officer salaries in the last fiscal year were comparable in the industry for similarly-sized business.

        In addition to salary, the Committee, from time to time, grants options to Executive Officers. The Committee thus views stock option grants as an important component of its long-term, performance-based compensation philosophy. Since the value of an option bears a direct relationship to Sigma's stock price, the Committee believes that options motivate Executive Officers to manage Sigma in a manner which will also benefit shareholders. As such, options are granted at the current market price. One of the principal factors considered in granting stock options to an Executive Officer is the Executive Officer's ability to influence Sigma's long-term growth and profitability.

Chief Executive Officer Compensation

        Thinh Q. Tran, in his capacity as the Chief Executive Officer, participates in the same compensation programs as the other Named Officers. The Compensation Committee has targeted Mr. Tran's total compensation, including compensation derived from the performance bonus plan and stock option plan, at a level it believes is competitive with the average amount paid by other multimedia software and hardware companies with similar revenues and growth rates.

        Mr. Tran's annual base salary was increased to approximately $294,000 in fiscal 2004. The Compensation Committee based its decision on data from comparable companies and the need to offer Mr. Tran a competitive salary in a geographic market where demand for qualified Chief Executive Officers is intense. The Committee believes Mr. Tran's annual base salary is competitive in the industry and a necessary retention component.

Deductibility of Executive Compensation

        Beginning in 1994, the Internal Revenue Code of 1986, as amended (the "Code") limited the federal income tax deductibility of compensation paid to Sigma's Chief Executive Officer and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on date of exercise. Sigma may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as shareholder approval). Considering Sigma's current compensation plans and policy, Sigma and the Compensation Committee believe that, for the near future, there is little risk that Sigma will lose any significant tax deduction relating to executive compensation. If the deductibility of executive compensation becomes a significant issue, Sigma's compensation plans and policy will be modified to maximize deductibility if Sigma and the Compensation Committee determine that such action is in the best interests of Sigma.

Compensation Committee of the Board of Directors

William J. Almon
Lung C. Tsai

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee consists of Messrs. Almon and Tsai, each of whom is an independent, non-employee director. No executive officer of Sigma serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of Sigma's Board of Directors or Compensation Committee.

Certian Transactions

        During the quarter ended October 31, 2002, Sigma executed an agreement to sublease approximately 2,600 square feet of its headquarters' facility to a start-up company founded by Mr. William J. Almon, a member of Sigma's board of directors. The term of the sublease is one year at the same market rate per square foot as our lease arrangement with our landlord. The agreement was amended during the fourth quarter of fiscal 2004 for an additional one-year under the same terms.

Company Stock Price Performance

        The following graph shows a comparison of cumulative total shareholder return, calculated on a dividend reinvested basis, for the five-year period beginning January 31, 1999 and ending January 31, 2004 for Sigma, the CRSP Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Index") and the CRSP Index for Electronic Components' Stocks (the "Nasdaq Electronic Components"). The graph assumes that $100 was invested in Sigma's Common Stock on January 31, 1999 and in the Nasdaq Index and the Nasdaq Electronic Components' Index on January 31, 1999. Note that historic stock price performance is not necessarily indicative of future stock price performance.

Comparison of Five-Year Cumulative Total Returns (1) (2) (3)

(1)	The lines represent yearly index levels derived from compounded daily returns that include all dividends.
(2)	If the yearly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
(3)	The index level for all series was set to $100.00 on January 31, 1999.

THE FOREGOING COMPENSATION COMMITTEE REPORT AND COMPANY STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT SIGMA SPECIFICALLY INCORPORATES BY REFERENCE INTO SUCH FILING.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board is responsible for providing independent, objective and review of Sigma's accounting functions and internal controls. The Audit Committee is comprised of independent directors, and is governed by a written charter first adopted and approved by the Board of Directors in June 2000. Each of the members of the Audit Committee is independent as defined by company policy and Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. A copy of the Audit Committee Charter is included as Appendix A to this proxy statement.

        The Audit Committee approves the selection, compensation, evaluation, and replacement of, and oversees the work of, Sigma's independent auditors; pre-approves all fees and terms of audit and non-audit engagement of such auditors, including the audit engagement letter; and reviews and evaluates Sigma's accounting policies and its systems of internal controls. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with Company management and the independent accountants regarding the following:

  the plan for, and the independent accountant's report on, each audit of Sigma's financial statements;

  Sigma's financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders, as well as the adequacy of Sigma's internal accounting controls, and accounting and financial personnel;

  changes in Sigma's accounting practices, principles, controls or methodologies, or in Sigma's financial statements, and recent developments in accounting rules; and

  the establishment and maintenance of an environment at Sigma that promotes ethical behavior

        This year the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter.

        The Audit Committee is responsible for recommending to the Board that Sigma's financial statements be included in Sigma's annual report. The Committee took a number of steps in making this recommendation for fiscal 2004. First, the Audit Committee discussed with Deloitte & Touche LLP, Sigma's independent auditors for fiscal 2004, those matters Deloitte & Touche LLP communicated to and discussed with the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, and received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, regarding independence as required under applicable independence standards for auditors of public companies, and has discussed Deloitte & Touche LLP's independence with them. Finally, the Audit Committee reviewed and discussed, with management and Deloitte & Touche LLP, Sigma's audited consolidated balance sheets at January 31, 2004 and 2003, and consolidated statements of income, cash flows and shareholders' equity for the three years ended January 31, 2004. Based on the discussions with Deloitte & Touche LLP concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that Sigma's Annual Report on Form 10-K include these financial statements.

Audit Committee

William J. Almon
Julien Nguyen
Lung C. Tsai

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OF THE EXCHANGE ACT, EXCEPT TO THE EXTENT SIGMA SPECIFICALLY INCORPORATES BY REFERENCE INTO SUCH FILING.

OTHER MATTERS

        Sigma knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

        It is important that your stock be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope which has been enclosed, at your earliest convenience.

FOR THE BOARD OF DIRECTORS

Thinh Q. Tran
Chairman of the Board of Directors,
President and Chief Executive Officer

Dated: May 19, 2004

APPENDIX A

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF

SIGMA DESIGNS, INC.

PURPOSE:

          The purpose of the Audit Committee of the Board of Directors of Sigma Designs, Inc. (the "Company") shall be:

  to provide oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process;

  to provide the Company's Board of Directors with the results of its monitoring and recommendations derived therefrom;

  to outline to the Board improvements made, or to be made, in internal accounting controls;

  to approve the selection, compensation, evaluation and replacement of the independent auditors to audit the Company's financial statements and oversee the activities and independence of the auditors; and

  to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

          The Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

          The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three members of the Board of Directors. Members of the Audit Committee must meet the following criteria:

1.	Each member will be an independent director, in accordance with (i) the Nasdaq Stock Market, Inc. Marketplace Rules (the "Nasdaq Rules") Audit Committee requirements and (ii) the rules of the U.S Securities Exchange Commissions ("SEC");

2.	Each member will be able to read and understand fundamental financial statements, in accordance with the Nasdaq Rules Audit Committee requirements;
3.	At least one member will be an "audit committee financial expert" as defined by the rules of the SEC; and
4.	At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES:

          The responsibilities of the Audit Committee shall include:

  Providing oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's audit and financial reporting process (including the resolution of any disagreements between management and the independent auditors regarding financial reporting);

  Approving the selection, compensation, evaluation and replacement of the independent auditors;

  Reviewing and pre-approving fee arrangements with the independent auditors;

  Reviewing and pre-approving the independent auditors' proposed audit scope, approach and independence;

  Reviewing the performance of the independent auditors, who shall be accountable to the Board of Directors and the Audit Committee;

  Requesting from the independent auditors a formal written statement delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard No. 1, and engaging in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors;

  Directing the Company's independent auditors to review before filing with the SEC the Company's interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

  Discussing with the Company's independent auditors the matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

  Reviewing with management, before release, the audited financial statements and Management's Discussion and Analysis in the Company's Annual Report on Form 10-K;

  Providing a report in the Company's proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e) (3) of Schedule 14A;

  Reviewing the Audit Committee's own structure, processes and membership requirements;

  Reviewing on a continuing basis the adequacy of the Company's system of internal controls;

  Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

  Reviewing management's monitoring of compliance with the Company's Standards of Business Conduct and with the Foreign Corrupt Practices Act;

  Reviewing, in conjunction with counsel, when necessary, any legal matters that could have a significant impact on the Company's financial statements;

  Providing oversight and review of the Company's investment policies;

  If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist in carrying out its duties;

  Establishing and monitoring procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters;

  Reviewing proposed related party transactions for potential conflicts of interest and approving such related party transaction in advance; and

  Performing such other duties as may be requested by the Board of Directors.

  MEETINGS:

          The Audit Committee will meet at least quarterly. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

          The Audit Committee will meet separately with the independent auditors as well as members of the Company's management as it deems appropriate in order to review the financial controls of the Company.

MINUTES:

          The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

          Apart from the report prepared pursuant to Item 306 of Regulation S-K and Item 7(e) (3) of Schedule 14A, the Audit Committee will summarize its examinations and recommendations to the Board in written form from time to time as may be appropriate, consistent with the Committee's charter.

PROXY                                     SIGMA DESIGNS, INC.                                     PROXY
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
June 18, 2004

         The undersigned shareholder of Sigma Designs, Inc. ("Sigma"), hereby appoints Thinh Q. Tran and Kit Tsui and each of them, with power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all the shares of common stock of Sigma held of record by the undersigned on April 19, 2004, at the 2004 Annual Meeting of Shareholders of Sigma to be held on Friday, June 18, 2004 at 2:00 p.m., local time, at Sigma's principal executive offices at 1221 California Circle, Milpitas, California 95035, and any adjournments or postponements thereof.

(Continued, and to be signed on the other side)

FOLD AND DETACH HERE

FOR	WITHHOLD ALL
1. ELECTION OF DIRECTORS:
Nominees: Thinh Q. Tran, William J. Almon Julien Nguyen and Lung C. Tsai
[ ]	[ ]

INSTRUCTION: If you wish to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

[X] Please mark your votes as this
	FOR	AGAINST	ABSTAIN

2. Ratification of the appointment of Deloitte & Touche LLP as independent auditors of Sigma for the fiscal year ending January 31, 2005.	[ ]	[ ]	[ ]

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR Proposals 1 and 2, and as said proxies deem advisable on such other matters as may properly come before the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders, Proxy Statement dated May 19, 2004 and Sigma's Annual Report to Shareholders.

Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.
Signature(s) ________________________ Dated _________, 2004

Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership please sign in partnership name by an authorized person.

FOLD AND DETACH HERE